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EXHIBIT 99.2                                                     [WILLIAMS LOGO]


NYSE: WMB                                           Leading Energy SOLUTIONS(SM)
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
DATE:      JULY 22, 2002

CONTACT:   Julie Gentz                        Jay Henderson                      Richard George
           Williams (media relations)         Williams (investor relations)      Williams (investor relations)
           (918) 573-3053                     (918) 573-3879                     (918) 573-3679
           julie.gentz@williams.com           jay.henderson@williams.com         richard.george@williams.com
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              WILLIAMS CONSIDERS SELLING ITS WESTERN CANADA ASSETS
          COMPANY'S MIDSTREAM BUSINESS WILL FOCUS ON WYOMING, SAN JUAN
                            BASIN AND DEEPWATER GULF

         TULSA, Okla. -Williams (NYSE:WMB) announced today that it is considering selling its natural gas processing and liquids extraction operations in Western Canada to continue to strengthen the company's financial flexibility. Terms of a potential sale are not known at this time.

         Phil Wright, president and chief executive officer of Williams' energy services unit, said, "We have received unsolicited expressions of interest in these assets. In light of our balance sheet strengthening plan, we believe we must consider selling them to parties for whom they may be a better strategic fit."

         The Western Canadian assets, acquired from TransCanada in October 2000, represent a total of approximately 6 billion cubic feet per day of gas processing capacity, around 225,000 barrels per day of natural gas liquids production capacity, a natural gas liquids pipeline system and more than 5 million barrels of natural gas liquids storage capacity.

         "A sale would allow us to concentrate our resources on our core midstream positions in Wyoming, Colorado, New Mexico and the deepwater Gulf of Mexico," said Wright. "While the growth prospects for the Western Canadian basin have proven even better than our original perspective two years ago, our midstream interests in the United States are more integrated and more complementary to other Williams assets."

         Williams recently completed a new offshore platform and two new pipelines in the Gulf of Mexico serving deepwater oil and gas producers. These investments provide new physical volumes for existing downstream assets such as the Transco gas pipeline system.



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ABOUT WILLIAMS (NYSE: WMB)

Williams moves, manages and markets a variety of energy products, including natural gas, liquid hydrocarbons, petroleum and electricity. Based in Tulsa, Okla., Williams' operations span the energy value chain from wellhead to burner tip. Company information is available at www.williams.com.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.